Exhibit 10.1

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made on September 2, 2026 by and between Albemarle Corporation, a Virginia corporation (the “Company”), and Ragnar Udd (the “Executive” and, together with the Company, the “Parties”).

WHEREAS, the Parties intend that Executive shall commence employment as the President and Chief Executive Officer of the Company effective as of the Employment Commencement Date (as defined in Section 1(a) below), subject to the terms and provisions of this Agreement; and

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration for the promises of the Parties set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby as follows:

1.
Term.  The Company shall employ Executive and Executive shall be employed by the Company pursuant to this Agreement commencing as of the Employment Commencement Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term of Employment”).  For purposes of this Agreement, the “Employment Commencement Date” means the date mutually determined in good faith by Executive and the Board of Directors of the Company (the “Board”), which such date shall occur on or prior to February 1, 2027.

2.
Position and Duties.  During the Term of Employment, Executive shall serve as the President and Chief Executive Officer of the Company (collectively, the “CEO”) and shall have such powers and duties as may from time to time be prescribed by the Board; provided, that such duties are consistent with Executive’s position as CEO or other positions that Executive may reasonably hold from time to time pursuant to this Agreement.  Executive shall devote Executive’s full working time and efforts to the business and affairs of the Company.  In addition to Executive’s performance of the duties and responsibilities of the position, and without further compensation due or owing to Executive, Executive shall serve as a member of the Board, as well as a board member, director, and/or officer of the any the Company’s divisions, affiliates, or subsidiaries if so elected or appointed.  Executive agrees to accept appointment to the Board, and such other appointment or election, and to serve during all or any part of the Term of Employment as a member of the Board, other board member, director, and/or officer (as applicable) without any additional compensation therefor. Notwithstanding the foregoing, Executive may serve on other for-profit boards of directors, with the prior approval of the Board (not to be unreasonably withheld), or engage in religious, charitable or other community activities as long as such services and activities do not materially interfere with Executive’s performance of Executive’s duties or obligations to the Company (whether under this Agreement, applicable law or otherwise).

3.
Principal Place of Employment.  Executive shall be employed at the Company’s principal offices in Charlotte, North Carolina, except for required travel on the Company’s business to an extent substantially consistent with the present business travel obligations of Executive’s position.

4.	Compensation and Related Matters.

(a)
Salary.  During the Term of Employment, the Company shall pay to Executive a salary at a rate of one million and three hundred thousand dollars ($1,300,000.00) per annum (the “Base Salary”).  Executive’s Base Salary shall be payable in substantially equal installments in accordance with the Company’s normal payroll practices applicable to senior executives.  Executive’s Base Salary shall be reviewed no less frequently than annually by the Board (or an authorized committee thereof) for possible increase (but not decrease).

(b)
Annual Incentive Program.  During the Term of Employment, Executive shall be eligible for a target bonus under the Company’s Annual Incentive Plan (“AIP”) equal to 135% of Executive’s Base Salary (with a maximum bonus under the AIP equal to 200% of Executive’s target bonus).  The amount of the bonus shall be based on the achievement of Company-wide economic performance metrics determined in by the Board (or an authorized committee thereof) in consultation with Executive that are established no later than ninety (90) days after the beginning of the annual performance period. If applicable performance exceeds threshold but is less than target for an applicable year, the AIP payment for such year will be less than the target bonus. If applicable performance exceeds target for an applicable year, the AIP payment for such year will be greater than the target bonus. It is understood that the Company determines eligibility for awards and the terms of awards on an annual basis, and that information about awards shall be communicated to Executive in accordance with Company practice and this Section 4(b). AIP bonuses for each year shall be paid no later than March 15th of the following fiscal year.

(c)
FY27 Long-Term Incentive Awards.  Executive shall be granted awards under the Albemarle Long Term Incentive Plan (“LTIP”) for 2027 (each a “2027 LTI Award,” and collectively, the “2027 LTI Awards”) with an aggregate grant date target value of $7,500,000.  The form and design of the grant agreements for the 2027 LTI Awards (including any applicable performance-based vesting conditions) shall be determined in the sole discretion of the Board (or an authorized committee thereof), but are expected to consist of a combination of Performance Share Units (“PSUs”) and restricted stock units (“RSUs”), and the applicable performance standards and proportion of performance-based awards granted to Executive shall be the same as that of the other members of the Company’s Executive Leadership Team, unless different treatment is consented to by Executive. The 2027 LTI Awards shall be granted under the Albemarle Corporation 2026 Incentive Plan (the “2026 Plan”), and the standard provisions governing all 2027 LTI Awards  made by the Company shall apply to Executive’s 2027 LTI Awards, including but not limited to, provisions on payment of RSUs and earning and payment of PSUs.

(d)
Post-2027 Long-Term Incentive Awards. Executive shall be granted awards under the LTIP for years after 2027 (each a “Post-2027 LTI Award,” and collectively, the “Post-2027 LTI Awards”) with an aggregate grant date target value determined by the Board (or a committee thereof) as part of its overall compensation process for the Company’s Executive Leadership Team.  The form and design of the grant agreements for the Post-2027 LTI Awards (including any applicable performance-based vesting conditions) shall be determined in the discretion of the Board (or an authorized committee thereof) as part of its overall compensation process for the Company’s Executive Leadership Team, but are expected to consist of a combination of Performance Share Units (“PSUs”) and restricted stock units (“RSUs”), and the applicable performance standards and proportion of performance-based awards granted to Executive shall be the same as that of the members of the other members Company’s Executive Leadership Team, unless different treatment is consented to by Executive. The Post-2027 LTI Awards shall be granted under the 2026 Plan or a successor plan, and the standard provisions governing all Post-2027 LTI Awards made by the Company shall apply to Executive’s Post-2027 LTI Awards, including but not limited to, provisions on payment of RSUs and earning and payment of PSUs.

(e)
Make-Whole Cash Bonus.  Effective as of the Employment Commencement Date, because of Executive’s forfeiture of his annual bonus from his prior employer for fiscal year 2027 (which forfeiture is acknowledged by both Executive and the Company), Executive shall be entitled (subject to the terms of this Section 4(e)) to receive a cash bonus of $1,400,000 in respect of Executive’s foregone annual cash bonus from his prior employer (the “Make-Whole Cash Bonus”).  The Make-Whole Cash Bonus shall vest and become payable as to 50% on the Employment Commencement Date and as to 50% on July 1, 2027, subject to continued employment or an earlier termination of employment that either (i) would give rise to severance under the terms of the Albemarle Corporation Executive Severance Plan (the “ESP”), as amended by Section 6(b) hereof, but subject to Section 21 of the ESP, or (ii) as a result of Executive’s death or Total Disability (as defined in the ESP) (such termination of employment, described in the foregoing clauses (i) and (ii), a “Qualifying Termination”).  To the extent vested, the relevant portion of the Make-Whole Cash Bonus shall be paid to Executive no later than ten (10) days following the applicable vesting date.

(f)
Make-Whole Equity Awards.  Effective as of the Employment Commencement Date, the Board (or a committee thereof) shall grant Executive a number of RSUs and PSUs with a grant date target value of $11,000,000 in respect of those certain equity and equity-based awards granted by Executive’s prior employer and forfeited in connection with the Employment Commencement Date (which forfeiture is acknowledged by both Executive and the Company) (the “Make-Whole Equity Awards”) as follows: (i) a number of RSUs with a grant date target value of $4,400,000, which shall vest ratably on an annual basis over two years following the Employment Commencement Date (with such vesting occurring on the anniversary of the Employment Commencement Date), subject to continued employment as of the applicable vesting date, or vesting in full on an earlier

Qualifying Termination (subject to Section 21 of the ESP); (ii) a number of PSUs with a grant date target value of $2,970,000 in respect of the 2025-27 Company performance-based LTIP cycle, subject to continued employment as of the applicable vesting date, or, in the event of an earlier Qualifying Termination (subject to Section 21 of the ESP),  shall remain outstanding and vest at the actual level of performance on at the end of the applicable performance period; and (iii) a number of PSUs with a grant date target value of $3,630,000 in respect of the 2026-28 Company performance-based LTIP cycle, subject to continued employment as of the applicable vesting date or, in the event of an earlier Qualifying Termination (subject to Section 21 of the ESP), shall remain outstanding and vest at the actual level of performance on at the end of the applicable performance period.  The Make-Whole Equity Awards shall be granted under the 2026 Plan, and, subject to the foregoing sentence, the standard provisions governing all LTI award grants made by the Company for the relevant year/performance cycle shall apply to Make-Whole Equity Awards, including but not limited to, provisions on payment of RSUs and earning and payment of PSUs.

(g)
Benefits.  Executive shall be eligible for the comprehensive benefits package typically made available to similarly situated employees of the Company.  An overview of the package shall be provided to Executive separately, and notwithstanding anything in the overview materials, the terms of the plan documents shall control.  The Company’s benefit plans and policies that shall be available shall include, but not be limited to, the following:

(i)
The Albemarle Savings Plan (“401(k) Plan”), which currently allows eligible employees to defer part of their salaries, provides a matching contribution and provides an additional employer contribution based on participants’ pay.  Notwithstanding anything in this Agreement or any overview materials provided on the 401(k) Plan, the terms of the 401(k) Plan document shall control;

(ii)
The Albemarle Executive Deferred Compensation Plan (“EDCP”), which allows participants to defer up to 50% of base salary and up to 100% of their AIP payments (net of FICA and Medicare taxes) each year.  Deferrals are credited to one or more accounts which may be distributed either at retirement or at a specified future date (which may be while the participant is still employed), based on participants’ elections.  Notwithstanding anything in this Agreement or any overview materials provided on the EDCP, the terms of the EDCP document shall control;

(iii)	Albemarle’s executive physical program;

(iv)	Albemarle’s executive financial planning program; and

(v)	Albemarle’s Health and Welfare Program.

(h)
Relocation Benefits.  The Company shall provide Executive with relocation assistance (i) in respect of Executive’s relocation to the greater Charlotte, NC area prior to or within twelve (12) months after the Employment Commencement Date, and (ii) in respect of Executive’s relocation from the greater Charlotte, NC area within twelve (12) months after a Qualifying Termination (subject to Section 21 of the ESP).  The relocation assistance shall include tax advisory services, physical moving and logistics, temporary housing, concierge services for home buying or leasing, and visa assistance for Executive and Executive’s dependents; provided, that the aggregate cost to the Company of providing such benefits shall not exceed $440,000 (determined after any applicable tax withholding), with $220,000 applying to each of the foregoing clause (i) and clause (ii).  The Company shall also provide Executive with two business class tickets twice each year during the Term of Employment for return travel for family reunification.

(i)
Paid Time Off.  During the Term of Employment, Executive shall be entitled to five (5) weeks of paid time off in each calendar year, determined in accordance with the Company’s Corporate Vacation Policy.

(j)
Expenses.  During the Term of Employment, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and consistent with those policies and procedures in effect as of the date hereof.

5.	Confidential Information and Intellectual Property.

(a)
This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

(b)
For purposes of this Agreement, “Confidential Information” means any and all information regarding the Company and any of its subsidiaries, divisions and affiliates that is not generally known to the public and which the Company deems proprietary or confidential, including any information received from or concerning, directly or indirectly, the Company and its customers, vendors, suppliers or distributors, regardless of the form in which such information is maintained, whether in hard-copy or electronic form, and regardless of whether such information constitutes an original or a copy.  Confidential Information shall include, without limitation: trade secrets, ideas, inventions, trademarks, business information, know-how, processes, techniques, improvements, designs, redesigns, creations, discoveries, research, technical plans, drawings, technical data, technologies or information, formulae and developments; information concerning customers, suppliers, vendors and distributors, including any lists thereof; pricing information, strategies, schemes and lists; market and technical research; financial, purchasing, and business planning information; methods of distribution or supply chain information; financial, business and sales projections, forecasts or plans;

information concerning mergers, purchases, sales, acquisitions or other corporate transactions involving the Company or any of its affiliates or proposed affiliates, and proposed targets for merger, purchase, acquisition or other corporate transaction; marketing and promotional information, ideas and strategies; marketing surveys and analyses; budgets; invoices; tax matters or other taxation- related information; actual and projected revenues, profits or losses; information relating to the Company’s personnel or any other personnel data or information; the content, terms or structure of the Company’s contracts and agreements, including contracts and agreements with customers, suppliers or vendors, including drafts thereof or term sheets; information relating to the Company’s products and services; and any and all other information relating to the Company and its products, services, performance or plans that Executive acquired as a result of his employment or other association (as a Board member or otherwise) with the Company and that is not generally known or available to the public or within the Company’s industry; provided, however, Confidential Information shall not include information relating to the Company or its subsidiaries, affiliates or divisions that (1) became or becomes a matter of public knowledge through sources independent of Executive and not as a result of a violation of this Agreement by Executive, or (2) is required or specifically permitted to be disclosed by law or governmental order, regulation or investigation, provided that the disclosure does not exceed the extent of disclosure required by such law, order, regulation or investigation.  It is understood that notwithstanding anything in this Agreement or any code of conduct or ethics or other policy of the Company to the contrary, nothing herein or therein shall restrict Executive from (i) communicating with, or reporting matters to, any law enforcement or government agency, such as the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunities Commission, or any other state or local commission on human rights, or any self-regulatory organization, about violations of law, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency; (ii) filing or disclosing facts necessary to receive unemployment insurance, Medicaid or other public benefits; or (iii) disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment or sexual assault.

(c)
The provisions of this Section 5 shall not preclude Executive from disclosing such information to Executive’s professional tax advisor or legal counsel solely to the extent necessary for the rendering of their professional services to Executive if such individuals agree to keep such information confidential, and/or if reasonably appropriate in connection with a legal dispute between Executive and the Company.  Executive may also disclose Confidential Information in the ordinary course of his employment with the Company and its subsidiaries, divisions and affiliates.

(d)
This Agreement is not intended to limit or restrict, and shall not be interpreted in any manner that limits or restricts, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934 (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.

Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits Executive from: (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the SEC; (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 5, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.

(e)
Notwithstanding any of the foregoing, it is understood that the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(f)
Executive agrees that, following his separation from the Company for any reason and under any circumstance whatsoever, he shall not communicate directly or indirectly with, or give statements to, any member of the media (including print, television, radio or social media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which Executive has knowledge or information (other than knowledge or information that is not Confidential Information) as a result of employment with the Company.  Executive further agrees to notify the Board or its designee as soon as practicable after being contacted by any member of the media with respect to any matter covered under this Section 5(f).

(g)
Executive agrees that all information, inventions and discoveries, whether or not patented or patentable, protected by a copyright or copyrightable, or registered as a trademark or eligible to be registered as a trademark, made or conceived by Executive or any Company employee or contractor, either alone or with others, at any time while employed by the Company, which arise out of such employment and is pertinent to any field of business or research in which, during such employment, the Company, its subsidiaries, affiliates or divisions is engaged or (if such is known to or ascertainable by Executive) is considering engaging (“Intellectual Property”) shall (i) be and remain the sole property of the Company and Executive shall not seek a patent or copyright or trademark protection with respect to such Intellectual Property without the prior consent of an authorized representative of the Company and (ii) be disclosed promptly to an authorized representative of the Company along with all information Executive possesses with regard to possible applications and uses.  Further, at the request of the Company, and without expense or additional compensation to Executive, Executive agrees to, during and after his or her employment, execute such documents and perform such other acts as the Company deems reasonably necessary to obtain, perfect, maintain, protect and enforce patents on such Intellectual Property in a jurisdiction or jurisdictions designated by the Company, and to assign and transfer to the Company or its designee all such Intellectual Property rights and all patent applications and patents relating thereto.  Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in his or her name and to do all other lawfully permitted acts to transfer the work product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s reasonable request (without limiting the rights the Company shall have in such circumstances by operation of law).  The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

(h)
Executive represents and warrants that, as of the Effective Date and again as of the Employment Commencement Date, there is no Intellectual Property that: (i) has been created by or on behalf of Executive, and/or (ii) is owned exclusively by Executive or jointly by Executive with others or in which Executive has an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company under this Agreement.

(i)
Executive and the Company agree that Executive intends all original works of authorship within the purview of the copyright laws of the United States authored or created by Executive in the course of Executive’s employment with the Company shall be works for hire within the meaning of such copyright law.

(j)
Upon termination of Executive’s employment, or at any time upon request of the Company, Executive shall (i) promptly return to the Company all Confidential Information and Intellectual Property and all copies thereof (including without limitation books, handbooks, proposals, procedures, protocols, manuals, files, papers, memoranda, letters, facsimiles, photographs/images, audio recordings/files, electronically stored information) in any form whatsoever, and regardless of the format, medium or location in which such information has been stored, viewed or accessed (including without limitation any Company-maintained electronic system(s), personal computer or computer system(s), personal email account(s), and any external disk(s), flash drive(s), cloud storage services, or any other location, format or medium in which information can be stored, maintained or accessed), and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in Executive’s possession or control.

(k)
Executive acknowledges and agrees that the injury the Company shall suffer in the event of the breach by Executive of any of the provisions of this Section 5 shall cause the Company irreparable injury that cannot be adequately ascertained or compensated by monetary damages alone.  Therefore, Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Executive’s failure to comply with the terms and conditions of this Section 5.

6.	Executive Severance Plan; Termination of Employment.

(a)
The Term of Employment and Executive’s employment with the Company may be terminated by the Company or Executive for any reason.  To the extent applicable, Executive shall be deemed to have resigned from all board member, director, and/or officer positions that Executive holds with the Company or any or its divisions, affiliates or subsidiaries upon the termination of Executive’s employment for any reason and by whichever Party.  Executive shall execute any documents in reasonable form as may be reasonably requested by the Company to confirm or effectuate any such resignations.

(b)
Effective as of the Employment Commencement Date, Executive shall be a “Participant” in the ESP in accordance with its terms (and this Agreement shall be deemed a Participation Agreement (as defined in the ESP) for purposes of the ESP); provided, that, notwithstanding the terms of the ESP; (i) for purposes of Section 2(a)(iv) of the ESP, the reference to “1.5” shall be replaced with a reference to “two (2);” (ii) for purposes of Section 3(a)(vii) of the ESP, the “Severance Multiple” shall be three (3); (iii) for purposes of Section 2 of the ESP, Executive shall be eligible to receive the benefits under Section 2 of the ESP in the event that Executive terminates employment due to a resignation for “Good Reason”; provided, that “Good Reason” shall be defined as a “Change in Control Good Reason for Resignation” (as defined in the ESP) except that (A) each instance of “prior to a Change in Control” or any phrase of similar import in such definition shall be replaced with “prior to the date on which such action or inaction giving rise to a Change in Control Good Reason for Resignation arose,” and (B) clause (v) shall not apply for purposes of Section 2 of the ESP and shall be replaced with “a material breach by the Company of the Executive Employment Agreement, dated as of September 2, 2026, by and between the Company and the Participant”); (iv) from and after a Change in Control (as defined in the ESP), a new clause (vii) shall be added to the definition of “Change in Control Good Reason for Resignation” which shall read as follows “(vii) a material breach by the Company or the Successor of the Executive Employment Agreement, dated as of September 2, 2026, by and between the Company and the Participant”; and (v) if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (as described in clause (iii) above), in each case within three (3) months prior to the occurrence of a Change in Control (as defined in the ESP), then for all purposes under the ESP and in respect of any 2027 LTI Award, Post-2027

LTI Award, or Make-Whole Equity Award, Executive shall be treated as if he remained employed by the Company through the date of such Change in Control and was terminated on the date of such Change in Control.  Executive acknowledges that in accordance with the ESP, Executive will receive financial benefits Executive would not otherwise be entitled to without Executive’s agreement to be bound by certain post-employment restrictive covenants set forth in Sections 5 and 8 herein.

7.
Cooperation.  Executive and the Company agree that certain matters in which Executive shall be involved during the Term of Employment may necessitate Executive’s cooperation in the future.  Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall reasonably cooperate with the Company in connection with litigation or governmental investigation matters arising out of Executive’s service to the Company; provided, that, (a) such cooperation shall be subject to Executive’s personal and business commitments, (b) Executive shall not be required to cooperate against Executive’s own interests, and (c) the Company shall make reasonable efforts to minimize disruption of Executive’s other activities.  The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation (including reasonable legal fees incurred by Executive’s counsel if Executive in good faith believes independent counsel to be appropriate) and, to the extent that Executive is required to spend more than a de minimis amount of time on such matters, the Company shall compensate Executive at an hourly rate mutually agreed between the Company and Executive that shall be no less than Executive’s Base Salary expressed as an hourly rate and no more than the sum of Executive’s Base Salary and target AIP expressed as an hourly rate as in effect immediately prior to the date of Executive’s termination of employment.

8.	Restrictive Covenants.

(a)
Executive Acknowledgement.  The Company and Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of Executive; (ii) as a result of Executive’s service with the Company, Executive shall use and have access to Confidential Information during the course of Executive’s employment; (iii) the Confidential Information has been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company shall suffer substantial damage and irreparable harm which shall be difficult to compute if, during the term of Executive’s employment or thereafter, Executive should disclose or improperly use such Confidential Information in violation of the provisions of this Agreement; (iv) the Company shall suffer substantial damage and irreparable harm which shall be difficult to compute if Executive competes with the Company in violation of this Agreement; (v) the Company shall suffer substantial damage which shall be difficult to compute if Executive solicits or interferes with the Company’s employees, clients, or customers in violation of this Agreement; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; (vii) the provisions of this Agreement shall not preclude Executive from obtaining other gainful employment or service;

and (viii) in accordance with the ESP, if and as applicable, Executive will receive financial benefits Executive would not otherwise be entitled to without Executive’s agreement to be bound by certain post-employment restrictive covenants set forth in Sections 5 and 8 herein.

(b)
No Solicitation of Employees.  Executives agrees that, both during the Term of Employment and for a period of two (2) years following the termination of Executive’s employment with the Company for any reason, Executive shall not, on his own behalf or on behalf of any other person or entity (regardless of who first initiates the communication), hire or solicit to hire for employment or consulting or other provision of services, any person who is actively employed or engaged by the Company.  This obligation includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed or engaged by the Company to terminate his or her relationship with the Company, assisting any other person or entity to identify or evaluate Company employees for recruitment away from the Company, and assisting any person or entity to hire an employee away from the Company. This provision shall not be violated by general advertisements and job postings not focused specifically on any employee or service provider to the Company, provided, however, that nothing in the foregoing limits the restriction on Executive from hiring any person who is actively employed or engaged by the Company as set forth in this Section 8(b).

(c)
No Solicitation of Customers.  Executive agrees that, both during the Term of Employment and for a period of two (2) years following the termination of Executive’s employment with the Company at any time and for any reason, Executive shall not, on his own behalf, or on behalf of any other person or entity:

(i)
solicit the business of, or provide services or goods similar to, the services or goods provided by the Company to a Restricted Customer of the Company, in each case, on behalf of a Competing Business.  “Restricted Customer” means any actual customers, licensors, subscribers, or distributors of the Company, or as applicable, its subsidiaries or affiliates, with whom Executive had contact or supervised another’s contact, had material Confidential Information pertaining to business needs or specific proposals, in each case, within the then immediately preceding twelve (12)-month period ending no later than the date of Executive’s termination of employment with the Company.

(ii)
contact any Restricted Customer for the purpose of soliciting such customer to purchase a product or service that is the same as, similar to or in competition with those products and/or services offered, made, or rendered by the Company; or

(iii)
induce or attempt to induce any customer, supplier or vendor of the Company to cease or limit the business it does or may plan to do with the Company or to otherwise interfere in the Company’s business relationship with such customer, supplier or vendor.

This provision shall not be violated by general advertisements and marketing not focused specifically on any customer, supplier or vendor of the Company.

(d)
Non-Competition.  During the Term of Employment and for a period of two (2) years following the termination of Executive’s employment with the Company for any reason, Executive shall not, on his own behalf or on behalf of others, (whether as an employee, consultant, investor, partner, sole proprietor or otherwise), be employed by, perform any services for, or hold any ownership interest in any Competing Business in the Restricted Territory, in each case, only to the extent that Executive provided the same or substantially similar services in such roles to the Company.  Notwithstanding the foregoing, nothing in this provision shall restrict (i) Executive’s ownership, for investment purposes, of up to one percent (1%) of the total outstanding equity securities of a publicly traded company or the passive ownership of up to one percent (1%) of the total outstanding equity securities of a non-publicly traded entity; or (ii) Executive from providing advice or services to a Competing Business if (x) such service relationship is restricted solely to one or more distinct portions of the operations and businesses of such Competing Business, (y) such distinct portions do not engage in the activities competitive with the Company, and (z) Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such person or entity or any business segments thereof that engage in activities competitive with the Company.  “Competing Business” means any individual, corporation, partnership, business or other entity that operates or attempts to operate a business that provides, designs, develops, produces, processes, converts, mines, extracts, or sells any of the following: (i) lithium, lithium hydroxide, lithium carbonate, lithium metal, spodumene, or derivatives of such products for the grid storage, automotive, defense, aerospace, conventional energy, electronics, construction, agriculture, food, pharmaceutical, or medical device industry; and (ii) specialty chemicals for the consumer electronics, petroleum refining, utilities, packaging, construction, transportation, pharmaceuticals, crop production, food-safety, or custom chemistry services industry.  “Restricted Territory” means, due to the global nature of the Company’s business and Executive’s work, the United States, Australia, Chile, Argentina, Germany, Hungary, China, Japan, South Korea, Jordan, the United Arab Emirates, Saudi Arabia, India, and any other country where Executive worked, oversaw, and/or conducted business for the Company within the then immediately preceding twelve (12)-month period ending no later than the date of Executive’s termination of employment with the Company.

(e)	Enforcement.

(i)
Executive acknowledges that the restrictions contained in this Section 8 are necessary to protect the Company’s confidential and proprietary information, trade secrets, intellectual property and other legally protectable business information; and further acknowledges and agrees that each and every restriction in this Section 8 is reasonable in all respects, including duration, territory and scope of activity.

(ii)
Executive agrees that the restrictions contained in this Section 8 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Executive and the Company.  To the extent that any restriction of this Section 8 is determined by any court of competent jurisdiction to be unenforceable, Executive and the Company expressly agree and intend that such restriction be reduced in scope to the extent permitted by law, and that such remaining restriction be enforced, and that the other restrictions of this Section 8 remain in full force and effect.

(iii)
Executive agrees that the existence of any claim or cause of action by Executive against the Company, under this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Section 8.

(iv)
Executive acknowledges and agrees that the injury the Company shall suffer in the event of the breach by Executive of any of the provisions of this Section 8 shall cause the Company irreparable injury that cannot be adequately ascertained or compensated by monetary damages alone.  Therefore, Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Executive’s failure to comply with the terms and conditions of this Section 8.  The periods of time referenced in each of subparagraphs (b), (c) and (d) above shall be tolled as applicable on a day-for-day basis for each day during which Executive violates the provisions of subparagraphs (b), (c) or (d) in any respect so long as the Company takes actions to prevent or challenge such violation, so that Executive is restricted from engaging in the activities prohibited by subparagraphs (b), (c) and (d) for the full time period.

(f)
Other Covenants Superseded.  Notwithstanding anything to the contrary in this Agreement, any outstanding LTI award agreement between Executive and the Company, the ESP or otherwise, to the extent such other plan or agreement contains similar covenants as contained in Sections 5 and 8, including, without limitation, those restrictive covenants set forth in Sections 12 and 13 of the ESP (collectively, “Other Covenants”), all such Other Covenants shall be superseded and replaced in their entirety by the provisions and covenants contained in Sections 5 and 8 hereof, which are governed by North Carolina law as set forth in Section 16 below.

9.
Equity Awards Following Termination.  The effect of a termination of employment on Executive’s outstanding RSUs, PSUs, stock options or other equity compensation awards shall be determined in accordance with the terms and conditions of the applicable award agreement and the 2026 Plan (or any applicable successor thereto).

10.
Successors; Binding Agreement.  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, provided that the services provided by Executive under this Agreement are of a personal nature, and rights and obligations of Executive under this Agreement shall not be assignable or delegable.  However, if Executive should die while any amounts payable to Executive under this Agreement have not yet been paid, all such amounts shall be paid in accordance with the terms of this Agreement and applicable law to Executive’s beneficiary pursuant to a valid written designation of beneficiary pursuant to Section 18 hereof, as determined by the Company in its discretion, or, if there is no effective written designation of beneficiary by Executive, to Executive’s estate.

11.
Insurance and Indemnity.  The Company shall, to the extent permitted by law, include Executive during the Term of Employment under any directors and officers’ liability insurance policy maintained for its directors and officers, with coverage at least as favorable to Executive in amount and each other material respect as the coverage of other officers covered thereby. In addition, to the extent applicable, Executive shall be entitled to indemnification rights under the Company’s bylaws, to the same extent as any other director or officer of the Company for which Executive serves as a director or officer. The Company’s obligation to provide insurance and indemnify Executive shall survive expiration or termination of this Agreement or Executive’s employment with respect to proceedings or threatened proceedings based on acts or omissions of Executive occurring during Executive’s employment with the Company.  Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of Executive’s heirs and personal representatives.

12.
Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	To the Executive’s most recent home address on file with the Company

With a copy (which shall not constitute notice) to:

Vedder Price, P.C.
222 N. LaSalle Street, Suite 2600
Chicago, Illinois 60601
Attention: William J. Bettman

If to the Company:	Albemarle Corporation
4250 Congress Street, Suite 900
Charlotte, NC 28209
Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.
Complete Agreement; Modification, Waiver.  This Agreement represents the complete agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, promises or representations of the Parties.  Except as provided by Section 19, no provision of this Agreement may be amended or modified except in a document signed by Executive and such person as may be designated by the Company.  No waiver by Executive or the Company of any breach of, or lack of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or the same condition or provision at another time.

14.
Severability.  If any provision of this Agreement shall be held or deemed to be invalid, illegal, or unenforceable in any jurisdiction, for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

15.
Withholding.  The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you hereunder.  The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

16.
Jurisdiction and Venue.  The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the state of North Carolina, without regard to conflicts of law principles.  Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a state or federal court of competent jurisdiction sitting in the state of North Carolina, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17.
Attorney’s Fees.  Except as otherwise provided herein, each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement.  Notwithstanding the foregoing, the Company shall pay or reimburse Executive for the reasonable cost of Executive’s attorney’s fees incurred in the negotiation of this Agreement and related agreements, within thirty (30) days of receipt of documentation reasonably satisfactory to the Company of the incurrence of such attorney’s fees; provided, that such fee reimbursement shall be capped at $50,000.

18.
Miscellaneous.  No right or interest to, or in, any payments shall be assignable by Executive; provided, however, that Executive shall not be precluded from designating in writing one or more beneficiaries to receive any amount that may be payable after

Executive’s death and the legal representative of Executive’s estate shall not be precluded from assigning any right hereunder to the person or persons entitled thereto.  This Agreement shall be binding upon and shall inure to the benefit of Executive, Executive’s heirs and legal representatives and, the Company and its successors.

19.
Compliance with Section 409A.  The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exemption therefrom.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A: (i) Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement or otherwise which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death); and (iii) amounts reimbursable to Executive under this Agreement or otherwise shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

20.	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement effective as of the Effective Date.

ALBEMARLE CORPORATION

By:	/s/ Gerald A. Steiner
	Name:	Gerald A. Steiner
	Title:	Lead Independent Director

EXECUTIVE

/s/ Ragnar Udd
Ragnar Udd

[Signature Page to Executive Employment Agreement]